Exhibit 4.3

SECOND AMENDMENT TO WARRANT AGENCY AGREEMENT

THIS SECOND AMENDMENT TO WARRANT AGENCY AGREEMENT made as of November 9, 2020 (this “Amendment”), amends that certain Warrant Agency Agreement, dated September 29, 2017 (as previously amended by a First Amendment dated May 1, 2018, the “Warrant Agreement”), between Ritter Pharmaceuticals, Inc., a Delaware corporation, now known as Qualigen Therapeutics, Inc. (the “Company”), and Equiniti Trust Company as the successor Warrant Agent under the Warrant Agreement. In addition, Equiniti Trust Company, as the distributee of Corporate Stock Transfer, Inc. upon the voluntary dissolution of Corporate Stock Transfer, Inc., is entering into this Amendment on behalf of Corporate Stock Transfer, Inc. Capitalized terms that are used and not defined in this Amendment shall have the meanings assigned to them in the Warrant Agreement.

WHEREAS, on May 22, 2020, the Company effected a 1-for-25 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, Section 4.1.2 of the Warrant Agreement provides if at any time after the Issuance Date the Company combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased, effective at the close of business on the date the subdivision or combination becomes effective;

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Warrant Agency Agreement may be amended by the parties thereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provisions contained herein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders; and

WHEREAS, the parties to the Warrant Agreement have determined that it is in the best interests of the Company and the Holders to amend the Warrant Agreement to clarify the impact of certain adjustments to the Warrant resulting from the Reverse Stock Split (following upon various previous adjustments) as contemplated by Section 4.1.2 of the Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound hereby, the Company and the other parties hereto hereby agree as follows:

1. Amendment to Section 3.1. Section 3.1 of the Warrant Agreement shall be amended to read in its entirety as follows:

“3.1 Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Holder subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein (subject to adjustments as described herein), at the price of $3.775 per share, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.”

2. Amendment to Section 3.3.4. Section 3.3.4 of the Warrant Agreement shall be amended to read in its entirety as follows:

“3.3.4. No Fractional Exercise. Warrants may only be exercised in multiples of 250 such that a whole number of Warrant Shares is issuable upon exercise; provided, however, that a Holder holding less than 250 Warrants but at least 125 Warrants may request the exercise of all of its remaining Warrants (the “Remaining Warrants”). In such case, the number of Warrant Shares to be issued upon the exercise of such Remaining Warrants shall be rounded up to one Warrant Share. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Warrant Agreement, and delivered to the Holder at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder. If fewer than all of the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.”

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3. Amendment to Section 4.3. Section 4.3 of the Warrant Agreement shall be amended by inserting a new sentence, between the first and second sentences thereof, to read in its entirety as follows:

“(For avoidance of doubt: because of such adjustments, from and after May 23, 2020 the Floor Price has been adjusted to be $12.50.)”

4. Amendment to Section 9.2. Section 9.2 of the Warrant Agreement shall be amended to read in its entirety as follows:

“Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by a Holder to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) Business Days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Qualigen Therapeutics, Inc.

2042 Corte Del Nogal

Carlsbad, California 92011

Attn: Chief Executive Officer

with a copy in each case to:

Stradling Yocca Carlson & Rauth, a Professional Corporation

4365 Executive Drive, Suite 1500,

San Diego, California 92121

Attn: Hayden Trubitt, Esq.

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the a Holder or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) Business Days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Equiniti Trust Company

3200 Cherry Creek South Drive, Suite 430

Denver, Colorado 80209

Attn: Shari Humpherys

Email: shumpherys@equiniti.com

with a copy in each case to:

Reed Smith LLP

1901 Avenue of the Stars, Suite 700

Los Angeles, California 90067-6078

Attn: Michael Sanders, Esq.

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and:

Aegis Capital Corp.

810 Seventh Avenue, 11th Fl

New York, NY 10019

Attn: Compliance Department

and:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Anthony J. Marsico, Esq.”

5. Amendment to Paragraph 1 of the Form of Warrant Certificate. The first paragraph of the Form of Warrant Certificate attached as Exhibit A to the Warrant Agreement shall be amended to read in its entirety as follows:

“This certifies that ________________________ or registered assigns is the registered holder (the “Holder”) of _____________________ warrants to purchase certain securities (each a “Warrant”). Each Warrant entitles the Holder, subject to the provisions contained herein and in the Warrant Agreement (as defined below), to purchase from Qualigen Therapeutics, Inc., formerly known as Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), 1/250 of a share (collectively, the “Warrant Shares”) of Common Stock, par value $0.001 per share, of the Company (“Common Stock”), at the Exercise Price set forth below. The price per share at which each Warrant Share may be purchased at the time each Warrant is exercised (the “Exercise Price”) is $3.775, subject to adjustments as set forth in the Warrant Agreement (as defined below).”

6. Amendment to Paragraph 2 of the Form of Warrant Certificate. The second paragraph of the Form of Warrant Certificate attached as Exhibit A to the Warrant Agreement shall be amended to change the address of the office of the Company to “Qualigen Therapeutics, Inc., 2042 Corte Del Nogal, Carlsbad, California 92011.”

7. Amendment to Paragraph 4 of the Form of Warrant Certificate. The fourth paragraph of the Form of Warrant Certificate attached as Exhibit A to the Warrant Agreement shall be amended to change the words “Continental Stock Transfer & Trust Co.” to “Equiniti Trust Company”.

8. Amendment to Paragraph 6 of the Form of Warrant Certificate. The sixth paragraph of the Form of Warrant Certificate attached as Exhibit A to the Warrant Agreement shall be amended to read in its entirety as follows:

“Warrants may only be exercised in multiples of 250 such that a whole number of Warrant Shares is issuable upon exercise; provided, however, that a Holder holding less than 250 Warrants but at least 125 Warrants may request the exercise of all of its remaining Warrants. In such case, the number of Warrant Shares to be issued upon the exercise of such remaining Warrants shall be rounded up to one Warrant Share. If fewer than all of the Warrants evidenced by this Warrant Certificate are exercised, a new Warrant Certificate for the number of Warrants remaining unexercised shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of the Warrant Agreement, and delivered to the Holder at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder.”

9. Amendment to Paragraph 1 of the Form of Warrant Certificate’s Form of Election to Purchase. The first paragraph of the Form of Warrant Certificate’s Form of Election to Purchase attached as Exhibit A to the Warrant Agreement shall be amended to read in its entirety as follows:

“The undersigned hereby irrevocably elects to exercise, on __________, ____ (the “Exercise Date”), __________ Warrants, evidenced by this Warrant Certificate, to purchase, __________ shares (the “Warrant Shares”) of Common Stock, par value of $0.001 per share (the “Common Stock”) of Qualigen Therapeutics, Inc., a Delaware corporation, formerly known as Ritter Pharmaceuticals, Inc. (the “Company”), and represents that on or before the Exercise Date:

[  ] such Holder has tendered payment for such Warrant Shares by certified or official bank check payable to the order of Qualigen Therapeutics, Inc. c/o Equiniti Trust Company, 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209, or by bank wire transfer in immediately available funds payable to the Company at Account No. [  ], in each case in the amount of $_______ in accordance with the terms hereof, or

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[  ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3.3.7 of the Warrant Agreement, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3.3.7.”

10. Further Amendment to the Form of Warrant Certificate’s Form of Election to Purchase. The Form of Warrant Certificate’s Form of Election to Purchase attached as Exhibit A to the Warrant Agreement shall be amended to change the words “Corporate Stock Transfer, Inc.” to “Equiniti Trust Company”, wherever they occur in the Form of Warrant Certificate’s Form of Election to Purchase attached as Exhibit A to the Warrant Agreement.

11. Binding Effect. Except to the extent expressly provided herein, the Warrant Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by and construed as one with the Warrant Agreement, and the Warrant Agreement shall be read and construed so as to incorporate this Amendment.

12. Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 of the Warrant Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

13. Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. Successor Warrant Agent. By its execution of this Amendment the Company hereby appoints the Equiniti Trust Company division of Equiniti Group plc as, and by its execution of this Amendment the Equiniti Trust Company division of Equiniti Group plc hereby accepts and undertakes appointment as, successor Warrant Agent vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent (Corporate Stock Transfer, Inc.) with like effect as if originally named as Warrant Agent under the Warrant Agreement. The Equiniti Trust Company division of Equiniti Group plc (as distributee of Corporate Stock Transfer, Inc., a dissolved corporation) hereby transfers to such successor Warrant Agent all the authority, powers, and rights of Corporate Stock Transfer, Inc. as such predecessor Warrant Agent under the Warrant Agreement; and the Company hereby vests in and confirms to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Second Amendment to Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

QUALIGEN THERAPEUTICS, INC. (FORMERLY KNOWN AS RITTER PHARMACEUTICALS, INC.)

By:	/s/ Christopher Lotz
Name:	Christopher Lotz
Title:	Chief Financial Officer

EQUINITI TRUST COMPANY (AS DISTRIBUTEE OF CORPORATE STOCK TRANSFER, INC., A DISSOLVED CORPORATION)

By:	/s/ Matthew Paseka
Name:	Matthew Paseka
Title:	Senior Vice President, Relationship Director

EQUINITI TRUST COMPANY

By:	/s/ Matthew Paseka
Name:	Matthew Paseka
Title:	Senior Vice President, Relationship Director

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